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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): May 10, 2005

                                     AMREIT
             (Exact name of Registrant as specified in its Charter)

             Texas                        0-28378               76-0410050
(State or other jurisdiction of      (Commission file        (I.R.S. Employer
 incorporation or organization)           number)         Identification Number)

               8 Greenway Plaza, Suite 1000, Houston, Texas 77046
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (713) 850-1400

                                 Not applicable
          (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))




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Item 1.01. Entry into a Material Definitive Agreement

         On May 10, 2005, all contingencies in AmREIT's contract to acquire a multi-tenant shopping center consisting of 167,000 square-feet located on approximately 17 acres were satisfied, and the agreement became enforceable against AmREIT. The property, which is expected to be acquired on June 2, 2005, is being purchased for approximately $70 million and is located in a major Texas market. The property will be acquired through the placement of $49 million of long term fixed rate debt with the remainder of the purchase price to be paid in cash. The debt will have a ten year term, a 5.37 interest rate, and require that interest only payments be made monthly during the entire term of the loan. The weighted average remaining lease term for the project is 5.5 years. The shopping center is 92 percent occupied. The annual net operating income contribution to AmREIT is expected to be approximately $4.5 million.





                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 10, 2005

                                        AMREIT

                                        By: /s/  Chad C. Braun
                                            ----------------------------
                                            Chad C. Braun
                                            Executive Vice President and
                                            Chief Financial Officer